Securities and Exchange Commission
Washington, DC 20549

Commissioners:

We have read First Farmers and Merchants Corporation's statements included under Item 4.01 of its Form 8-K filed on June 8, 2012 and we agree with such statements concerning our firm.  Our Firm's tenure as the registrant's certifying accountant terminated with the issuance of our audit opinion on March 5, 2012 on the registrants consolidated financial statements as of and for the year ended December 31, 2011.  No events or information that would constitute a disagreement have come to our attention in the subsequent period from March 6, 2012 to June 8, 2012.  We have performed no audit or other procedures with respect to First Farmers and Merchants Corporation in the period subsequent to March 5, 2012 through June 8, 2012.